December 22, 1995

Scudder International Fund, Inc.
345 Park Place
New York, New York 10154

                  Re:      Latin America Fund

Gentlemen:

         Scudder International Fund, Inc. ("Scudder") is a corporation organized under the laws of the State of Maryland on June 23, 1975, having its principal place of business in New York, New York. Scudder has four authorized series of stock, the International Fund series, the Pacific Opportunities Fund series, the Latin America Fund series, and the Greater Europe Growth Fund series. The Latin America Fund series consists of one hundred million (100,000,000) authorized shares of capital stock, with a par value of One Cent ($0.01) per share.

         We understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, Scudder registered an indefinite number of shares of its capital stock, effective December 1, 1980. We further understand that, pursuant to the provisions of Rule 24f-2, you are about to file with the Securities and Exchange Commission a notice making


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Scudder International Fund, Inc.
December 22, 1995
Page 2

definite the registration of 11,349,018 shares of capital stock of Scudder's Latin America Fund series (the "Shares") sold in reliance upon Rule 24f-2 during the Latin America Fund series' fiscal year ended October 31, 1995.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Charter, By-Laws and records of corporate proceedings of Scudder, and such additional documents, and we have obtained such other certificates, affidavits and advices from officers of Scudder or from public officials, as we have deemed necessary or appropriate for the purpose of this opinion.

         We are of the opinion that all of the Shares were legally and validly issued, and are fully paid and non-assessable. The opinion expressed in the preceding sentence is based upon the assumptions that the consideration received by Scudder for each such Share was in cash and in an amount not less than the net asset value per share of Scudder's Latin America Fund series at the time of issuance, determined in accordance with the Charter, Bylaws and policies of the Board of Directors.

         We express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940 or the securities laws of any state with respect to the issuance of the Shares.

         We consent to your filing this opinion with the Securities and Exchange Commission in connection with the Rule 24f-2 Notice that you are about to file pursuant to the Investment Company Act of 1940.

                                              Sincerely yours,

                                              /s/Ober, Kaler, Grimes & Shriver
                                                 A Professional Corporation